Exhibit C

LETTER OF TRANSMITTAL

Regarding Shares of Beneficial Interest in

Morgan Creek Global Equity Long/Short Institutional Fund

Tendered Pursuant to the Offer to Purchase
Dated August 28, 2017

The Offer and withdrawal rights will expire, and this Letter of Transmittal must be received by the Institutional Fund by 12:00 midnight, Eastern Time, on September 26, 2017, unless the Offer is extended.

Complete this Letter of Transmittal and Return by Mail or Fax to:

Morgan Creek Global Equity Long/Short Institutional Fund
301 West Barbee Chapel Road
Chapel Hill, North Carolina 27517
Fax: (919) 933-4048

For additional information:
Phone: (919) 933-4004

Ladies and Gentlemen:

The undersigned hereby tenders to Morgan Creek Global Equity Long/Short Institutional Fund (the “Institutional Fund”), a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware as a statutory trust, the shares of beneficial interest in the Institutional Fund (“Share” or “Shares”, as the context requires) or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated August 28, 2017 (“Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which, together with the Offer to Purchase constitute the “Offer”). THE TENDER AND THIS LETTER OF TRANSMITTAL ARE SUBJECT TO ALL THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, INCLUDING, BUT NOT LIMITED TO, THE ABSOLUTE RIGHT OF THE INSTITUTIONAL FUND TO REJECT ANY AND ALL TENDERS DETERMINED BY THE INSTITUTIONAL FUND, IN ITS SOLE DISCRETION, NOT TO BE IN THE APPROPRIATE FORM.

The undersigned hereby sells to the Institutional Fund the Shares or portion thereof tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Shares or portion thereof tendered hereby and that the Institutional Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Institutional Fund may not be required to purchase any of the Shares in the Institutional Fund or portions thereof tendered hereby.

Payment of the purchase price for the Shares or portion thereof tendered by the undersigned will be made by wire transfer of the funds to the account in which the undersigned held its Shares, as described in Section 6 of the Offer to Purchase. The undersigned hereby represents and warrants that the undersigned understands that upon a withdrawal of such cash payment from the account, the institution at which the account is held may subject such withdrawal to any fees that it would customarily assess upon the withdrawal of cash from such account.

The undersigned recognizes that the amount of the purchase price for Shares will be based on the unaudited net asset value of the Institutional Fund as of December 29, 2017, and that the initial payment portion of the purchase price, if any, will generally be payable in January 2018, and the final payment after the completion of the audit of the financial statements of the Institutional Fund for fiscal year ended March 31, 2018, which is expected to be at the end of May 2018 subject to any extension of the Offer).

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

Morgan Creek Global Equity Long/Short Institutional Fund

PLEASE FAX OR MAIL IN THE ENCLOSED POSTAGE PAID ENVELOPE TO:
Morgan Creek Global Equity Long/Short Institutional Fund
301 West Barbee Chapel Road
Chapel Hill, North Carolina 27517
Fax: (919) 933-4048

FOR ADDITIONAL INFORMATION: PHONE: (919) 933-4004

Part 1.	Shareholder Information:

Name of Shareholder:

Social Security No. or Taxpayer
Identification No.:

Telephone Number: ( )

Part 2.	Amount of Shares of Beneficial Interest in the Institutional Fund being Tendered:

[ ]	Entire amount.

[ ]
Portion of shares of beneficial interest expressed as a specific dollar value. (A minimum capital account balance equal to $25,000 (or any lower amount equal to the Shareholder's initial subscription amount) after giving effect to the repurchase must be maintained (the “Required Minimum Balance”).)*

$___________

[ ]	Portion of shares of beneficial interest in excess of the Required Minimum Balance.

*
The undersigned understands and agrees that if the undersigned tenders an amount that would cause the undersigned’s capital account balance to fall below the Required Minimum Balance, the Institutional Fund may reduce the amount to be purchased from the undersigned so that the Required Minimum Balance is maintained.

Part 3.	Payment.

Cash Payment

Cash payments will be transferred by wire directly to the account in which the undersigned held its Shares. The undersigned hereby represents and warrants that the undersigned understands that, for cash payments wired directly to such account, upon a withdrawal of this cash payment from the account, the institution at which the account is held may impose any fees that would customarily be assessed upon the withdrawal of cash from the account. (Any payment in the form of marketable securities would be made by means of special arrangements with the undersigned.)

Part 4.	Signature(s).

For Individual Investors and Joint Tenants :	For Other Investors :

Signature (Signature of Owner(s) Exactly as Appeared on Investor Certification)	Print Name of Investor

Print Name of Investor	Signature (Signature of Owner(s) Exactly as Appeared on Investor Certification)

Joint Tenant Signature if necessary (Signature of Owner(s) Exactly as Appeared on Investor Certification)	Print Name of Signatory and Title

Print Name of Joint Tenant	Co-signatory if necessary (Signature of Owner(s) Exactly as Appeared on Investor Certification)

Print Name and Title of Co-signatory

Date: ___________________